                                                                    Exhibit 99.1


                  CONSENT TO BE NAMED AS NOMINEE FOR DIRECTOR

Santarus, Inc., a Delaware corporation (the "Company"), has filed a Registration Statement on Form S-1 (File No. 333-116832)(together with any amendments, the "Registration Statement") registering shares of the Company's Common Stock, par value $.0001 per share, for issuance pursuant to a proposed public offering. The undersigned hereby consents to being named as a nominee for director of the Company in the Registration Statement and has agreed to serve as a director upon election at the Company's 2004 annual meeting of stockholders.


                                        /s/ Daniel D. Burgess
                                        ------------------------------
                                        Daniel D. Burgess

                                        Date: July 8, 2004